July 15, 2008

Thomas Miller, Ph.D.
c/o Discovery Laboratories, Inc.
2600 Kelly Road
Suite 100
Warrington, PA 18976

Re:         Amendment to Amended and Restated Employment Agreement

Dear Dr. Miller:

This amendment is attached to and made part of the Amended and Restated Employment Agreement dated as of June 12, 2006 between you and Discovery Laboratories, Inc. (as it may have been previously amended, the “Agreement”).  Effective as of the date hereof the parties hereby agree that certain provisions of the Agreement are revised as set forth below.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

The first sentence of Section 2 of the Agreement is hereby amended to provide (i) that the current Term of the Agreement shall continue through December 31, 2009, and (ii) that, commencing on January 1, 2010, and on each January 1 thereafter, the Term of the Agreement shall automatically be extended for one additional year, except in the event of notice as provided for therein.

Except as herein provided, the remaining terms and conditions of the Agreement shall remain in full force and effect.  This addendum confirms an agreement between you and the Company with respect to the subject matter hereof and is a material part of the consideration stated in the Agreement and mutual promises made in connection therewith.  Please indicate your acceptance of the terms contained herein by signing both copies of this amendment, retaining one copy for your records, and forwarding the remaining copy to the Company.

DISCOVERY LABORATORIES, INC.

By:	/s/ David L. Lopez
Name:	David L. Lopez
Title:	Executive Vice President and General Counsel

Accepted and Agreed to:

/s/ Thomas Miller, Ph.D.
Name:	Thomas Miller, Ph.D.